Exhibit 99.2

TOYS "R" US, INC. ANNOUNCES PRICING OF $950 MILLION OF PROPERTY SUBSIDIARY'S SENIOR NOTES DUE 2017

WAYNE, NJ (July 1, 2009) - Toys "R" Us, Inc. announced today the pricing of $950 million aggregate principal amount of senior unsecured notes due 2017 to be issued by TRU 2005 RE Holding Co. I, LLC, which will be renamed Toys "R" Us Property Company I, LLC (the "Issuer"), one of its wholly-owned subsidiaries. The notes will have an interest rate of 10.750% per annum and are being issued at a price equal to 97.399% of their face amount at maturity. The Issuer estimates that the gross proceeds from the offering will be approximately $925 million. The Issuer intends to use the cash proceeds from the offering of the notes, together with the proceeds from the transfer of certain properties to its affiliate Toys "R" Us - Delaware, Inc., cash contributions from Toys "R" Us, Inc., and cash on hand to repay the Issuer's existing $1.3 billion senior unsecured credit agreement. The notes are solely the obligation of the Issuer and are not guaranteed by Toys "R" Us, Inc. or Toys "R" Us - Delaware, Inc.

The notes were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act. This release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys "R" Us, Inc.'s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Issuer's, and Toy "R" Us Inc.'s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Issuer's and Toys "R" Us Inc.'s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Issuer, and Toys "R" Us Inc., dependence on key vendors for Toys "R" Us, Inc.'s merchandise, domestic and international events affecting the delivery of toys and other products to Toys "R" Us, Inc.'s stores, and economic, political and other developments associated with Toys "R" Us, Inc.'s international operations. Risks associated with forward-looking statements are more fully described in Toys "R" Us, Inc.'s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither the Issuer nor Toys "R" Us, Inc. undertake the obligation to update these statements in light of subsequent events or developments.